EXHIBIT A TO CUSTODIAN AGREEMENT

Guinness Atkinson Alternative Energy Fund (GAAEX)
Guinness Atkinson Asia Focus Fund (IASMX)
Guinness Atkinson Asia Pacific Dividend Fund (GAADX)
Guinness Atkinson China and Hong Kong Fund (ICHKX)
Guinness Atkinson Global Energy Fund (GAGEX)
Guinness Atkinson Global Innovators Fund (IWIRX)
Guinness Atkinson Renminbi Yuan &Bond Fund (GARBX)
Guinness Atkinson Inflation Managed Dividend Fund (GAINX)